Diversified Corporate Resources Announces AMEX Compliance Plan in Place

13th July 2004

DALLAS, July 13th /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

On May 17, 2004, the Company received notice from the AMEX Staff indicating that the Company is below certain of the Exchange's Continued Listing Standards due to failure to comply under Section 1003(d) of the AMEX Company Guide specifically, the delinquency of the Company's filings under the Securities Exchange Act of 1934. The Company was afforded the opportunity to submit a plan of compliance to the Exchange which was submitted on May 24, 2004 and subsequently amended on June 18, 2004.

On July 9, 2004, the Exchange notified the Company that it accepted the Company's Plan of Compliance and granted the Company an extension of time to regain compliance with the Continued Listing Standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the Plan or to regain compliance with the Continued Listing Standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

Contact:	PR Financial Marketing LLC, Houston Jim Blackman, 713-256-0369 jimblackman@prfinancialmarketing.com
SOURCE:	Diversified Corporate Resources